EXHIBIT 10.2
AMENDMENT NO. 2
Dated as of December 19, 2005
TO
CREDIT AND GUARANTY AGREEMENT
Dated as of October 7, 2005,
among
RELIANT ENERGY, INC.,
as the Borrower,
The Other Loan Parties Referred To Herein,
as Guarantors,
The Other Lenders Party Thereto,
DEUTSCHE BANK AG, NEW YORK BRANCH,
as Administrative Agent,
and
DEUTSCHE BANK SECURITIES INC.,
as Sole Lead Arranger, Sole Bookrunner and Sole Syndication Agent

AMENDMENT NO. 2
     This Amendment No. 2 dated as of December 19, 2005 (this “Amendment”) is among RELIANT ENERGY, INC., a Delaware corporation (the “Borrower”), the other LOAN PARTIES referred to herein, as Guarantors, and each of the Lenders listed on the signature pages to this Amendment.
INTRODUCTION
     A. The Borrower, the other Loan Parties referred to therein, DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent, and DEUTSCHE BANK SECURITIES, INC., as Sole Lead Arranger, Sole Bookrunner, and Sole Syndication Agent (collectively, the “Agents”) and certain banks, financial institutions and other Persons (collectively, the “Lenders”) are parties to the Credit and Guaranty Agreement, dated as of October 7, 2005 (as amended to date, the “Credit Agreement”).
     B. The Borrower, such other Loan Parties and the Lenders wish to amend the Credit Agreement in certain respects as provided herein.
     THEREFORE, the Borrower, such other Loan Parties and the Lenders hereby agree as follows:
     Section 1. Definitions. Unless otherwise defined in this Amendment, terms used in this Amendment which are defined in the Credit Agreement shall have the meanings assigned to such terms in the Credit Agreement.
     Section 2. Amendments to Definitions. (a) The definitions of “Consolidated EBITDAR,” “Consolidated Interest Charges,” “Debt”, and “Excluded Proceeds” are amended and restated in their entirety to read as follows:
     “Consolidated EBITDAR” means, for any Person for any period determined on a consolidated basis in accordance with GAAP, an amount equal to, without any duplication, (a) net income (before giving effect to the cumulative effect of changes in accounting principles and discontinued operations (including Liberty Electric Power LLC, a Delaware limited liability company) and before income taxes and franchise taxes to the extent based on the income of such Person and its Subsidiaries) for such period, plus (b) Consolidated Interest Charges for such period, plus (c) depreciation, depletion, impairment, abandonment and amortization expense for such period, plus (d) the book accounting lease expense under the REMA Lease for such period, plus (e) interest and fees expensed under any receivables monetization or securitization during such period (other than interest and fees arising out of a securitization or monetization of the California Receivables), plus (f) net unrealized losses related to trading or non-trading energy derivatives, plus (g) cash dividends or distributions actually received during such period from an entity which is not a consolidated Subsidiary of such Person other than El Dorado Energy, LLC, plus (h) the Borrower’s pro rata share of the EBITDAR of El Dorado Energy, LLC, and minus (i) net unrealized gains related to trading or non-trading energy derivatives;

provided, however, for purposes of this definition, (i) gains and losses on the disposition of assets not in the ordinary course of business, (ii) any other noncash charge or gain, and (iii) any extraordinary or other non-recurring item or expense, including severance costs, shall be excluded to the extent incurred or realized during such period in accordance with GAAP from the calculation of Consolidated EBITDAR.
If during any period for which Consolidated EBITDAR is being determined, the Borrower or any Subsidiary shall have (a) made or consummated any Acquisition for gross consideration of $3,000,000 or more (including Indebtedness assumed), then Consolidated EBITDAR shall be determined on a pro forma basis for such period as if such Acquisition had been made or consummated as of the beginning of the first day of such period or (b) made or consummated any Asset Sale that is not fully included in discontinued operations, then Consolidated EBITDAR shall, to the extent such Asset Sale is not excluded from Consolidated EBITDAR pursuant to the foregoing proviso, be determined on a pro forma basis for such period as if such Asset Sale had been made or consummated as of the beginning of the first day of such period.
     “Consolidated Interest Charges” means, without duplication, for any period for the Borrower and its Subsidiaries on a consolidated basis, (a) the total interest expense for such period, plus (b) the interest expense during such period attributable to (i) the REMA Lease, (ii) the fees and yield paid in connection with, or interest expense attributable to, any account receivables securitization or monetization permitted hereunder (other than with respect to the California Receivables), (iii) the Borrower’s pro rata share of the net interest expense of El Dorado Energy, LLC, and (iv) any capitalized interest during such period, plus (c) all cash dividends and distributions paid on preferred or preference stock, plus (d) to the extent deducted in determining total interest expense, net unrealized gains of any Hedging Agreements permitted hereunder and existing on or prior to the Closing Date (excluding any ongoing settlement payments in connection with permitted interest rate swap agreements), minus (e) (i) the total interest income of such Person and its Subsidiaries, including interest income from any escrow or trust account, but excluding any interest income attributable to the California Receivables, including any settlement and collection of the California Receivables for such period, (ii) in all cases whether expensed or amortized, any interest expense attributable to (A) any makewhole or premium paid in connection with the repayment of any Debt permitted hereunder, (B) any upfront direct or indirect costs, expenses, or fees incurred in connection with, including those arising out of the preparation for the maturity of, (1) the Existing Credit Agreement, this Agreement and other Debt, and the restructuring or payoff of the Debt of OPC and its Subsidiaries or (2) the incurrence of any Debt after the Closing Date, (C) to the extent added in determining total interest expense, the upfront cost and net unrealized losses of any Hedging Agreements permitted hereunder and existing on or prior to the Closing Date (excluding ongoing settlement payments in connection with permitted interest rate swap agreements), and (D) any of the RRI Warrants; (iii) any interest expense attributable to the Liberty Project Financing, (iv) any interest expense attributable to the California Receivables, including any settlement or collection thereof, (v) all non-recurring interest expense with respect to items not constituting Indebtedness, and (vi) interest expense attributable to Indebtedness repaid or required to be repaid under this Agreement or otherwise or Indebtedness for which the

Borrower has notified the Administrative Agent in writing that it agrees it will not designate the Net Asset Sale Proceeds as Excluded Proceeds, in each case in connection with an Asset Sale.
     “Debt” means, as of any date of determination with respect to the Borrower and its Subsidiaries, without duplication, in accordance with GAAP the following: (a) the total amount of indebtedness, including any fair value adjustments, and other obligations of the Borrower and its Subsidiaries for borrowed money (whether by loan or the issuance of debt securities), including the unreimbursed amount of any drawings under letters of credit issued for the account of the Borrower or any of its Subsidiaries, but excluding the amount of indebtedness for borrowed money that is either (i) required to be repaid under this Agreement or otherwise or (ii) for which the Borrower has notified the Administrative Agent in writing that it agrees it will not designate the Net Asset Sale Proceeds as Excluded Proceeds, in each case in connection with an Asset Sale, (b) all Capital Lease Obligations and, except for the REMA Lease, Attributable Debt in respect of sale and leaseback transactions, Synthetic Lease Obligations or financing leases, (c) the unpaid balance owed to the certificate holders under the REMA Lease, (d) obligations under any accounts securitization or monetization arrangement permitted hereunder and not recorded on the Borrower balance sheet for that period (other than with respect to any securitization or monetization of the California Receivables), (e) all guaranties of payment or collection of any obligations described in clauses (a) through (d) of this definition of any other Person, and (f) the Borrower’s pro rata share of the net outstanding bank debt of El Dorado Energy, LLC;
provided, however, that Debt shall not include: (i) any guaranties that may be incurred by endorsement of negotiable instruments for deposit or collection in the ordinary course of business or similar transactions, (ii) any Obligations or guaranties of performance of Obligations under performance bonds, (iii) trade accounts payable in the ordinary course of business, (iv) customer advance payments and customer deposits arising in the ordinary course of business, (v) the liability of any Person as a general partner of a partnership for Debt of such partnership, if the partnership is not a Subsidiary of such Person, and (vi) any completion or performance guarantees (or similar guarantees that a project or a Subsidiary perform as planned).
In determining the outstanding amount of any Debt: (a) the amount of money borrowed shall be the outstanding principal amount thereof, (b) the amount of all unreimbursed letters of credit shall be the unreimbursed amount thereof, (c) the amount of any accounts monetization or securitization shall be the amount invested by the investor therein, and (d) the amount of guaranties shall be the amount of the guaranteed obligations determined as provided above in this sentence.
     “Excluded Proceeds” means any Net Asset Sale Proceeds that are designated by the Borrower as Excluded Proceeds; provided, that (a) not more than $300,000,000 of such Net Asset Sale Proceeds may be designated as Excluded Proceeds during any single calendar year, (b) not more than $750,000,000 of such Net Asset Sale Proceeds may be designated as Excluded Proceeds on or after the Closing Date, and (c) Net Asset Sale Proceeds from Asset Sales of generation assets or other businesses, in each case acquired by the Borrower or any Restricted Subsidiary after the Closing Date pursuant to an Acquisition may not be designated as Excluded Proceeds and (d) OPH Net Asset Sale Proceeds from the OPH Ceredo/NYC Sale may not be designated as Excluded Proceeds.
     (b) The following definition of “OPH Ceredo/NYC Sale” are added to Section 1.1 of the Credit Agreement in alphabetical order:
     “OPH Ceredo/NYC Sale” means the Asset Sales to be consummated under (1) that certain Purchase and Sale Agreement dated as of August 10, 2005 by and between Twelvepole Creek, LLC, as Seller, and Appalachian Power Company, as Buyer, resulting in the transfer of the Ceredo plant and (2) that certain Purchase and Sale Agreement dated as of September 30, 2005 by and among Orion Power Holdings, Inc., as Seller, Reliant Energy, Inc., as Guarantor, and Astoria Generating Company Acquisitions, L.L.C., as Buyer, resulting in the transfer of the Astoria, Gowanus and Narrows plants.
     Section 3. Amendment to Section 7.11. Section 7.11 is amended by amending and restating the table in subsection (a) thereof in its entirety as follows:

Minimum
Consolidated
Interest Coverage
Four Fiscal Quarters Ending	Ratio
Closing Date through December 31, 2005	1.8:1.0
March 31, 2006 through December 31, 2006	1.5:1.0
March 31, 2007 through September 30, 2007	1.8:1.0
December 31, 2007 and each Fiscal Quarter thereafter	2.0:1.0
     Section 4. Amendment to Section 7.17. Section 7.17 is amended by adding a new subsection (d) thereto as follows:
          (d) The Borrower shall designate as “Excluded Proceeds” under and as defined in the Secured Notes indentures any OPH Asset Sale Proceeds resulting from the OPH Ceredo/NYC Sale which would otherwise be required to be prepaid pursuant to the Secured Notes.
     Section 5. Amendment to Compliance Certificate. The Borrower, the Loan Parties and the Lenders agree that the Compliance Certificate is hereby amended to include a new item 6, which shall include a description of Asset Sales consummated since the Closing Date including reference to the assets sold, the date of such Asset Sale, the aggregate Net Asset Sale Proceeds and the amount of Excluded Proceeds elected by the Borrower from such Net Asset

Sale Proceeds (both singly and in the aggregate for the current fiscal year and since the Closing Date).
     Section 6. Representations and Warranties. The Borrower represents and warrants to the Agents and the Lenders that:
     (a) The representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects on and as of the date of this Amendment, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date (provided, that representations and warranties which have Material Adverse Effect qualifiers shall be true and correct in all respects to the extent such Material Adverse Effect qualifier is applicable thereto), and except that for purposes of this clause, the representations and warranties contained in clauses (a) and (b) of Section 5.5 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.1 of the Credit Agreement;
     (b) (i) this Amendment has been duly executed and delivered by each Loan Party that is party thereto, (ii) this Amendment constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity, whether such enforceability is considered in a proceeding at law or in equity, and (iii) the execution, delivery and performance by each Loan Party of this Amendment have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, where such Contractual Obligation (x) evidences Indebtedness of the Borrower or any of its Subsidiaries or (y) is identified in the exhibit list from time to time in filings made by the Borrower with the SEC as material to the Borrower, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject that could reasonably be expected to have a Material Adverse Effect; (c) violate any Law that could reasonably be expected to have a Material Adverse Effect; or (d) result in the creation of any Lien other than a Permitted Lien; and
     (c) as of the date of this Amendment, no Default or Event of Default has occurred and is continuing.
     Section 7. Effectiveness. This Amendment shall become effective as of the date set forth above, and the Credit Agreement shall be amended as provided in this Amendment, when each of the following conditions are met:

     (a) the Borrower and each other Loan Party shall have delivered to the Administrative Agent originals of this Amendment, duly and validly executed by the Borrower and each such Loan Party,
     (b) the Required Lenders shall have approved this Amendment as a result of (i) approving Amendment No. 2 to the Existing Credit Agreement (as defined below) and/or (ii) executing and delivering this Amendment to the Administrative Agent and the Borrower; and
     (c) Amendment No. 2 dated as of December      , 2005 to the Existing Credit Agreement (as amended, restated, supplemented or otherwise modified prior to the date hereof) (“Amendment No. 2 to the Existing Credit Agreement”) has become effective by its terms. .
     The Administrative Agent will confirm in writing to the Borrower when conditions (a) and/or (b)(ii) have been satisfied. The Borrower will confirm in writing to the Administrative Agent when conditions (b)(i) and/or (c) have been satisfied.
     Section 8. Effect on Loan Documents.
     (a) Except as amended herein, the Credit Agreement and the Loan Documents remain in full force and effect as originally executed. Nothing herein shall act as a waiver of any of the Agents’ or Lenders’ rights under the Loan Documents, as amended.
     (b) This Amendment is a Loan Document for the purposes of the provisions of the other Loan Documents.
     Section 9. Choice of Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.
     Section 10. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.
Remainder of page intentionally left blank

     EXECUTED to be effective as of the date first above written.

RELIANT ENERGY, INC.

By:

Name:

Title:

RELIANT ENERGY ASSET MANAGEMENT, LLC
RELIANT ENERGY BROADBAND, INC.
RELIANT ENERGY CALIFORNIA HOLDINGS, LLC
RELIANT ENERGY COMMUNICATIONS, INC.
RELIANT ENERGY COOLWATER, INC.
RELIANT ENERGY CORPORATE SERVICES, LLC
RELIANT ENERGY ELLWOOD, INC.
RELIANT ENERGY ETIWANDA, INC.
RELIANT ENERGY FLORIDA, LLC
RELIANT ENERGY FLORIDA HOLDINGS, LLC
RELIANT ENERGY KEY/CON FUELS, LLC
RELIANT ENERGY MANDALAY, INC.
RELIANT ENERGY NET VENTURES, INC.
RELIANT ENERGY NORTHEAST GENERATION, INC.
RELIANT ENERGY NORTHEAST HOLDINGS, INC.
RELIANT ENERGY ORMOND BEACH, INC.
RELIANT ENERGY POWER GENERATION, INC.
RELIANT ENERGY RETAIL HOLDINGS, LLC
RELIANT ENERGY SABINE (TEXAS), INC.
RELIANT ENERGY SERVICES DESERT BASIN, LLC
RELIANT ENERGY SERVICES MID-STREAM, LLC
RELIANT ENERGY SEWARD, LLC
RELIANT ENERGY TRADING EXCHANGE, INC.
RELIANT ENERGY VENTURES, INC.
RELIANT ENERGY WHOLESALE GENERATION, LLC

By:

Name:	Andrew Johannesen
Title:	Assistant Treasurer of the corporations and limited liability companies, and of the general partners of the limited partnerships, listed above

RELIANT ENERGY SERVICES, INC.

By:

Name:	Andrew C. Johannesen
Title:	Vice President and Treasurer

RELIANT ENERGY RETAIL SERVICES, LLC
RELIANT ENERGY ELECTRIC SOLUTIONS, LLC
RELIANT ENERGY SOLUTIONS EAST, LLC

By:

Name: Lloyd A. Whittington
Title: Vice President and Treasurer of the limited liability companies listed above

RELIANT ENERGY CAPTRADES HOLDING CORP.
RELIANT ENERGY SABINE (DELAWARE), INC.

By:

Name: Patricia F. Genzel
Title: President

[INSERT NAME OF LENDER]

By:

Name:
Title: